                                                                      EXHIBIT 5


                                             Merck & Co., Inc.
                                             One Merck Drive
                                             P.O. Box 100
                                             Whitehouse Station, NJ 08889-0100


                                             [MERCK L O G O]



January 25, 1995

Merck & Co., Inc.
One Merck Drive
Whitehouse Station, New Jersey  08889-0100

Dear Sir or Madam:

Merck & Co., Inc. (the "Company") has requested my opinion, as Assistant General Counsel of the Company, in connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") with respect to 459,720 shares of common stock, no par value, of the Company (the "Shares") to be delivered in accordance with the provisions of the option agreements covered by the Registration Statement (the "Agreements").

I or attorneys under my supervision have examined such records and have made such examination of law as I deem appropriate in connection with rendering such opinion. I have also assumed that the registration provisions of the Act and of such securities or "Blue Sky" laws as may be applicable shall have been complied with. Based on the foregoing, it is my opinion that the Shares, when delivered in accordance with the provisions of the Agreements, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Bert I. Weinstein
- ---------------------
Bert I. Weinstein